Exhibit 10.8
AMENDED AND RESTATED PIPELINES AND TANKAGE AGREEMENT
(East Texas Crude Logistics System)
This Amended and Restated Pipelines and Tankage Agreement (this “Agreement”) is dated as of August 5, 2024 by and between DK Trading & Supply, LLC, a Delaware limited liability company (“DKTS”), and Delek Crude Logistics, LLC, a Texas limited liability company (the “Logistics Entity”). Each of DKTS and the Logistics Entity are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, Delek Refining, Ltd., а Texas limited partnership (“Refining Entity”) and Logistics Entity entered into that certain Pipelines and Tankage Agreement (the “Original Agreement”) dated November 7, 2012 (the “Original Effective Date”);
WHEREAS, the Original Agreement was amended pursuant to that certain First Amendment to Pipelines and Tankage Agreement dated December 4, 2018, by and between Refining Entity and Logistics Entity;
WHEREAS, Refining Entity assigned all of its right, title and interest in the Original Agreement to DKTS pursuant to that certain Omnibus Assignment and Assumption Agreement dated September 13, 2022, by and between Refining Entity and DKTS; and
WHEREAS, the Parties desire to further amend and restate the Original Agreement as set forth herein.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
Section 1.Definitions.
Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.
“Actual Shipments” means the aggregate volume of Crude Oil that DKTS receives from the Pipelines.
“Additional Throughput Fee” has the meaning set forth in Section 2(b)(ii).
“Additional Throughput Threshold” means an aggregate amount of Crude Oil equal to 50,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the Partnership and its subsidiaries), including DKTS, on the one hand, and the Partnership and its subsidiaries, including the Logistics Entity, on the other hand, shall not be considered Affiliates of each other.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Arbitrable Dispute” means any and all disputes, claims, controversies and other matters in question between the Logistics Entity, on the one hand, and DKTS, on the other hand, required to be resolved by arbitration under this Agreement.
“Base Throughput Fee” has the meaning set forth in Section 2(b)(i).
“bpd” means barrels per day.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Call Option” has the meaning given to such term in the Omnibus Agreement.
“Capital Amortization Period” has the meaning set forth in Section 2(l)(iv).
“Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Pipelines or Tankage or any portion thereof, or (b) any connection, or new point of receipt or delivery for Crude Oil, including any terminals, lateral pipelines or extensions of the Pipelines.
“Claimant” shall have the meaning assigned to such term in Section 13(i).
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the final Contract Quarter shall end on the last day of the Term.
“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the final Contract Year shall end on the last day of the Term.
“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Crude Oil” means the naturally occurring hydrocarbon mixtures but not including recovered or recycled oils or any cracked materials.
“Deficiency Notice” has the meaning set forth in Section 7(a).
“Deficiency Payment” has the meaning set forth in Section 7(a).
“Delek US” means Delek US Holdings, Inc., a Delaware corporation.
“DKTS” has the meaning set forth in the preamble to this Agreement.
“DKTS Indemnitees” has the meaning set forth in Section 10(a).
“Effective Date” means July 1, 2024.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Estimated Expansion Capital Expenditure” has the meaning set forth in Section 2(l)(iii).
“Expansion Capital Expenditures” has the meaning set forth in Section 2(l)(iii).
“FERC” means the Federal Energy Regulatory Commission.
“FERC Oil Pipeline Index” means the FERC index system set forth in 18 C.F.R. § 342.318, as such regulations may be amended from time to time.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, cyberattacks, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Materials because of a failure of third-party pipelines, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension, delay or interruption and which through the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, that a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” has the meaning set forth in Section 3(a).
“Force Majeure Party” has the meaning set forth in Section 3(a).
“Force Majeure Period” has the meaning set forth in Section 3(a).
“General Partner” means the general partner of the Partnership.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Initial Term” has the meaning set forth in Section 4(a).
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Logistics Entity” has the meaning set forth in the preamble to this Agreement.
“Logistics Indemnitees” has the meaning set forth in Section 11(b).
“McMurrey Pipeline” means the six-inch to 12-inch diameter, approximately 65 mile, Crude Oil pipeline and pump system located in Smith, Gregg, Upshur and Rusk Counties, Texas that runs between Longview, Texas and Tyler, Texas, described more fully on Exhibit B.
“Minimum Storage Capacity” shall mean aggregate storage capacity of 600,000 barrels.
“Minimum Throughput Capacity” shall mean an aggregate amount of throughput capacity equal to 47,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Minimum Throughput Commitment” shall mean an aggregate amount of Crude Oil equal to 35,000 bpd multiplied by the number of calendar days in the Contract Quarter.
“Monthly Expansion Capital Amount” has the meaning set forth in Section 2(l)(iv).
“Nettleton Pipeline” means the approximately 35 mile long, 8-inch to 10-inch diameter crude oil pipeline system that runs from Longview, Texas to Tyler, Texas, described more fully on Exhibit B.
“Notice Period” has the meaning set forth in Section 9(a).
“Omnibus Agreement” means that certain Fourth Amended and Restated Omnibus Agreement dated as of August 5, 2024, among Delek US, on behalf of itself and the other Delek Entities (as defined therein), the Refining Entity, Lion Oil Company, the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, the Logistics Entity, Delek Marketing-Big Sandy, LLC, Delek Logistics Operating, LLC, and the General Partner, as the same may be amended from time to time.
“Open Assets” has the meaning set forth in Section 2(q).
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Original Effective Date” has the meaning set forth in the recitals to this Agreement.
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.

“Partnership Change of Control” means Delek US ceases to Control the General Partner.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipelines” means the McMurrey Pipeline and the Nettleton Pipeline.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Receiving Party Personnel” has the meaning set forth in Section 13(j)(iv).
“Refinery” means the Refining Entity’s Crude Oil refinery in Tyler, Texas.
“Refining Entity” meaning set forth in the recitals to this Agreement.
“Renewal Term” has the meaning set forth in Section 4(a).
“Respondent” shall have the meaning assigned to such term in Section 13(i).
“Restoration” has the meaning set forth in Section 8(b).
“Shortfall Payment” has the meaning set forth in Section 2(d).
“Special Damages” has the meaning set forth in Section 12.
“Storage Fee” has the meaning set forth in Section 2(c).
“Suspension Notice” has the meaning set forth in Section 9(a).
“Tankage” means the crude oil tankage associated with the Pipelines listed on Exhibit A and any replacements or expansions thereof.
“Term” has the meaning set forth in Section 4(a).
“Termination Notice” has the meaning set forth in Section 3(b).
“Throughput Fees” has the meaning set forth in Section 2(b)(ii).
Section 2.Agreement to Use Services Relating to Pipelines and Tankage.
The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth fees to the Logistics Entity to be paid by DKTS and requires the Logistics Entity to provide certain transportation and storage services to DKTS.

(a)Minimum Throughput Commitment. During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, DKTS agrees that, commencing on the Effective Date, DKTS will ship on the Pipelines in the aggregate, an amount of Crude Oil equal to or greater than the Minimum Throughput Commitment.
(b)Transportation Throughput Fees.
(i)The throughput fee initially applicable to transportation on the Pipelines shall be $0.622 per barrel effective as of July 1, 2024 (the “Base Throughput Fee”). Subject to Sections 2(d) and 2(j), DKTS shall pay the Logistics Entity an amount equal to the Base Throughput Fee multiplied by the Actual Shipments on the Pipelines.
(ii)In addition to the Base Throughput Fee, a throughput fee shall apply to each barrel of Crude Oil transported on the Pipelines in excess of the Additional Throughput Threshold in the amount of $0.908 per barrel (the “Additional Throughput Fee” and together with the Base Throughput Fee, the “Throughput Fees”). Subject to Sections 2(d) and 2(j), DKTS shall pay the Logistics Entity an amount equal to the Additional Throughput Fee multiplied by the Actual Shipments on the Pipelines in excess of the Additional Throughput Threshold.
(iii)The Base Throughput Fee and the Additional Throughput Fee shall be adjusted on July 1 of each Contract Year commencing on July 1, 2025, by an amount equal to the increase or decrease, if any, in the FERC Oil Pipeline Index; provided, however, that no Throughput Fee shall be decreased below the applicable initial Throughput Fee provided in this Section 2(b). If the FERC Oil Pipeline Index is no longer published, the Logistics Entity and DKTS shall negotiate in good faith to agree on a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Throughput Fees. If DKTS and the Logistics Entity are unable to agree, a new index will be determined by arbitration in accordance with Section 13(i) and the same method of adjustment for increases in the new index shall be used to calculate increases in the Throughput Fees.
(iv)During the Term of this Agreement, if new laws or regulations are enacted that require the Logistics Entity to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures) with respect to either of the Pipelines or the Tankage, the Parties will renegotiate one or both of the Throughput Fees in good faith in order to compensate the Logistics Entity on account of such incremental capital costs. If DKTS and the Logistics Entity are unable to agree upon a renegotiated Throughput Fee, the renegotiated Throughput Fee will be determined by arbitration in accordance with Section 13(i).
(c)Storage Fee. During the Term of this Agreement, DKTS shall pay the Logistics Entity a fee associated with the Tankage initially in the amount of $405,594.673 per month in exchange for the Logistics Entity making available to DKTS 600,000 barrels of Crude Oil storage capacity in the Tankage (the “Storage Fee”). The Crude Oil storage capacity provided to DKTS may be temporarily reduced by the Logistics Entity (without any adjustment to the Storage Fee) as a result of repairs and/or maintenance on storage tanks that reduce the storage capacity available in the Tankage, so long as the reduced storage capacity will not result in the inability of the Logistics Entity to provide the Minimum Storage Capacity. The amount of the Storage Fee shall be adjusted on July 1 of each Contract Year commencing on July 1, 2025 by an amount equal to the increase or decrease, if any, in the FERC Oil Pipeline Index, provided, however, that the Storage Fee shall not be decreased below the initial Storage Fee provided in this Section 2(c). If the FERC Oil Pipeline Index is no longer published, DKTS and the Logistics Entity shall negotiate in good faith to agree an a new index that gives comparable protection against inflation and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the Storage Fee. If DKTS and the Logistics Entity are unable to agree upon a new index, the new index will be determined by arbitration in accordance with Section 13(i). Notwithstanding the foregoing, in the event that the Effective Date is any date other than the first day of a calendar month, then the Storage Fee for the initial contract month shall be prorated based upon the number of days remaining in such month.
(d)Shortfall. If, for any Contract Quarter, Actual Shipments are less than the Minimum Throughput Commitment, then DKTS shall pay the Logistics Entity an amount (a “Shortfall Payment”) equal to the difference between (i) the Minimum Throughput Commitment multiplied by the Base Throughput Fee and (ii) the aggregate Throughput Fees for such Contract Quarter payable under Section 2(b)(i) and Section 2(b)(ii). The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the Minimum Throughput Commitment and the payment by DKTS of the Shortfall Payment shall relieve DKTS of any obligation to meet such Minimum Throughput Commitment for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Throughput Commitment to any subsequent Contract Quarter.
(e)Operating and Capital Expenses. Except as provided in the Omnibus Agreement, during the Term and subject to the terms and conditions of this Agreement, including Section 2(l), the Logistics Entity will bear one hundred percent (100%) of all operating and capital expenses incurred in its operation of the Pipelines and the Tankage. For avoidance of doubt, such operating expenses shall include all tank inspections (including API 653 inspections) conducted after the Effective Date on the tanks included within the Tankage, including any repairs or tests or consequential remediation that may be required to be made to such Tankage as a result of any discovery made during such inspections.
(f)Volumetric Gains and Losses. Title to the Crude Oil tendered by or on behalf of DKTS for transportation or storage hereunder will remain with DKTS at all times. DKTS shall, during each Contract Quarter, (i) be entitled to all volumetric gains in the Pipelines and the Tankage and (ii) be responsible for all volumetric losses in the Pipelines and the Tankage up to a maximum of 0.25%. The Logistics Entity shall be responsible for all volumetric losses in excess of 0.25% in the Pipelines and the Tankage during each Contract Quarter.
(g)Contamination. The Logistics Entity shall use commercially reasonable efforts to avoid contamination of DKTS’s Crude Oil with any dissimilar Crude Oil and shall be liable to DKTS for any change in the quality of the Crude Oil transported on the Pipelines or stored in the

Tankage, in each case caused by the Logistics Entity or its Affiliates or any third-party use of the Pipelines or the Tankage, as applicable. If the Logistics Entity determines in good faith that DKTS has delivered to the Pipelines or the Tankage Crude Oil that has been contaminated by the existence of and/or excess amounts of substances foreign to Crude Oil which could cause harm to users of the contaminated Crude Oil, the Pipelines, the Tankage or the Logistics Entity, DKTS shall be responsible for removing DKTS’s contaminated Crude Oil from the Pipelines or the Tankage, as applicable. Any liability or expense associated with the contamination of DKTS’s Crude Oil caused by DKTS or its Affiliates shall be borne by DKTS, including any regulatory or judicial proceeding arising out of or relating to such contamination.
(h)Obligations of the Logistics Entity. During the Term and subject to the terms and conditions of this Agreement, the Logistics Entity agrees to own or lease and operate and maintain in accordance with Section 8(b) the assets necessary to accept deliveries from DKTS and to provide the services required under this Agreement.
(i)Taxes. DKTS will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil delivered by DKTS for transportation by the Logistics Entity in the Pipelines including, but not limited to, any state gross receipts and compensating (use) taxes; provided, however, that DKTS shall not be liable hereunder for taxes (including ad valorem taxes) assessed against the Logistics Entity based on the Logistics Entity’s income or ownership of the Pipelines and Tankage. Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other Party pursuant to this Section 2(i), the proper Party shall promptly reimburse the other Party therefor.
(j)Invoicing and Timing of Payments. The Logistics Entity shall invoice DKTS monthly (or in the case of Shortfall Payments, quarterly), including for an estimated amount of Additional Throughput Fees calculated on an average basis for such month (with a true up in the invoice for the final month of each Contract Quarter for any overpayments or underpayments of Additional Throughput Fees during such Contract Quarter). DKTS will make payments to the Logistics Entity by electronic payment with immediately available funds on a monthly (or in the case of Shortfall Payments, quarterly) basis during the Term with respect to services rendered by the Logistics Entity under this Agreement in the prior month (or, in the case of Shortfall Payments, Contract Quarter) upon the later of (i) ten (10) days after its receipt of such invoice and (ii) thirty (30) days following the end of the calendar month (or in the case of Shortfall Payments, Calendar Quarter) during which the invoiced services were performed. Any past due payments owed by DKTS to the Logistics Entity shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Throughput Fees or Shortfall Payment pursuant to this Section 2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Logistics Entity. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.

(k)Change in Pipelines’ Direction; Product Service or Origination and Destination. Without DKTS’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the Logistics Entity shall not (i) reverse the direction of any of the Pipelines; (ii) change, alter or modify the product service of any of the Pipeline operations; or (iii) change, alter or modify the origination or destination of any of the Pipeline operations; provided, however, that the Logistics Entity may take any necessary emergency action to prevent or remedy a release of Crude Oil from either of the Pipelines without obtaining the consent required by this Section 2(k). DKTS may request that the Logistics Entity reverse the direction of either of the Pipelines, and the Logistics Entity shall determine, in its sole discretion, whether to complete the proposed reversal, considering, among other things, whether (i) DKTS agrees to bear, through adjustments to the Throughput Fees or otherwise, (1) the additional costs and expenses incurred by the Logistics Entity as a result of such change in direction (both to reverse and re-reverse) and (2) all costs arising out of the Logistics Entity’s inability to perform under any transportation service contract due to the reversal of the direction of either of the Pipelines and (ii) the Parties agree to adjustment, if appropriate based on the operational capabilities of the reconfigured Pipelines, of the Minimum Throughput Capacity.
(l)Capital Improvements. During the term of this Agreement, DKTS shall be entitled to designate Capital Improvements to be made to the Pipelines and the Tankage. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by DKTS may be constructed:
(i)For any Capital Improvement designated by DKTS, DKTS shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Pipelines and/or the Tankage, as the case may be.
(ii)The Logistics Entity will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.
(iii)Should the Logistics Entity determine to proceed and construct or cause to be constructed the approved Capital Improvement, the Logistics Entity will obtain bids from two or more general contractors reasonably acceptable to DKTS for the construction of the Capital Improvement. Based upon the bids, the Logistics Entity will notify DKTS of the Logistics Entity’s estimate of the total cost necessary to construct such Capital Improvement (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Estimated Expansion Capital Expenditure”). Within 30 days of such notice, DKTS will notify the Logistics Entity whether or not DKTS agrees to such Estimated Expansion Capital Expenditure. In the event DKTS does not agree with such Estimated Expansion Capital Expenditure, the Parties shall work together in good faith to reach agreement on the Estimated Expansion Capital Expenditure (the agreed amount is referred to as the “Expansion Capital Expenditure”); provided that, in the event the Parties do not reach such agreement within 60 days of the notice provided under the second sentence of this Section 2(l)(iii), DKTS shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 2 (l)(v) below.

(iv)Prior to beginning any construction on the Capital Improvement, (1) the Logistics Entity shall have received all necessary regulatory approvals, (2) the Logistics Entity and DKTS shall have agreed on (A) an additional monthly payment amount to be paid by DKTS to the Logistics Entity (the “Monthly Expansion Capital Amount”) which amount (x) shall be payable over a mutually agreed to term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which DKTS is then committed or shall then commit (the “Capital Amortization Period”), and (y) shall be sufficient to provide the Logistics Entity the equivalent of a rate of return equal to the Prime Rate plus an additional rate of return to be agreed to by the Parties over the Capital Amortization Period on the Expansion Capital Expenditure after taking into account the increased cash flows to the Logistics Entity reasonably anticipated to be received by the Logistics Entity from DKTS (or from a third party pursuant to a direct contractual commitment to the Logistics Entity) in connection with such Capital Improvement, or (B) another adjustment to the Throughput Fees or the Storage Fee, as applicable, as the Parties may agree and (3) the Parties shall have agreed on any adjustment to the Minimum Throughput Commitment, the Minimum Throughput Capacity or the Minimum Storage Capacity, as the case may be. The Monthly Expansion Capital Amount, if applicable, shall be billed and paid monthly following the commencement of operations of the Capital Improvement and DKTS’s obligation to pay the Monthly Expansion Capital Amount shall survive the termination of this Agreement (other than a termination in connection with a breach of this Agreement by the Logistics Entity or a Force Majeure event affecting the ability of the Logistics Entity to provide services under this Agreement). In connection with the construction of any Capital Improvement pursuant to this Section 2(l)(iv), DKTS shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. DKTS shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement and the Logistics Entity shall provide all invoices and other documentation reasonably requested by DKTS for this purpose.
(v)If for any reason the Capital Improvement shall not be constructed pursuant to Section 2(l)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and could not reasonably be expected to have a material adverse impact on the operations or efficiency of the Pipelines or the Tankage or result in any material additional unreimbursed costs to the Logistics Entity, then DKTS may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, DKTS shall be the owner and operator of such Capital Improvement. The Parties agree that any Capital Improvement constructed by DKTS pursuant to this Section 2(l)(v) shall be treated as the separate property of DKTS. The Logistics Entity shall cooperate with DKTS in ensuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Pipelines and the Tankage, subject to DKTS’s reimbursing the Logistics Entity on a monthly basis for any incremental expenses arising from operating or maintaining such connections. DKTS shall indemnify the Logistics Entity for any Liabilities resulting from the construction, ownership and operation by DKTS of any Capital Improvement constructed by DKTS pursuant to this Section 2(l)(v).
(vi)Upon completion of the construction of such Capital Improvement, the Logistics Entity or DKTS, as applicable, will own such Capital Improvement, and will operate and maintain such Capital Improvement in accordance with Applicable Law and recognized industry standards.
(m)Notification of Utilization. Upon request by the Logistics Entity, DKTS will provide to the Logistics Entity written notification of DKTS’s reasonable good faith estimate of its anticipated future utilization of the Pipelines and the Tankage.
(n)Scheduling and Accepting Deliveries. The Logistics Entity will schedule movements and accept deliveries of Crude Oil in a manner that permits DKTS to utilize each of the Pipelines and the Tankage in substantially the same manner as it did prior to the Effective Date.
(o)Business Interruption Insurance. DKTS shall maintain commercially reasonable business interruption insurance for the benefit of the Refinery and the Pipelines and Tankage for so long as the Partnership is a consolidated subsidiary of Delek US. Allocation of benefits under such business interruption insurance policy shall be proportionate to the loss in operating margin sustained by DKTS and the Logistics Entity as a result of the interruption.
(p)Insurance (Other than Business Interruption Insurance). During the Term of this Agreement, each of the Logistics Entity and DKTS shall at all times carry and maintain, or cause to be carried and maintained, with reputable insurance companies reasonably acceptable to the other Party, with commercially reasonable insurance coverages and limits.
(q)Marketing of Transportation and Storage Services to Third Parties. Subject to the limitation on the use of assets that are subject to the Call Option in the Omnibus Agreement, during the Term, the Logistics Entity may provide transportation services to third parties on the Pipelines and storage services to third parties in the Tankage, provided that, (i) the provision of such transportation and storage services to third parties is not reasonably likely to negatively affect DKTS’s ability to use either of the Pipelines or the Tankage in accordance with the terms of this Agreement in any material respect, (ii) prior to any third party use of either of the Pipelines or the Tankage or the entry into any agreement with respect thereto, the Logistics Entity shall have received prior written consent from DKTS with respect to such third party usage or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed, (iii) to the extent such third-party usage reduces the storage capacity available to DKTS below the Minimum Storage Capacity, the Storage Fee shall be reduced for such period as such storage services are provided to third parties by a dollar amount equal to: (1) the number of barrels of storage capacity that the Logistics Entity is making available per month in the Tankage for such third parties, multiplied by (2) $0.4167 (which amount shall be adjusted in accordance with the adjustments to the Storage Fee provided for in Sections 2(c), (k) and (l) above, if applicable) and (iv) to the extent such third-party usage reduces the ability of the Logistics Entity to provide the Minimum Throughput Capacity, the Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity and the amount that can be throughput in the Pipelines (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable). Notwithstanding the foregoing but subject to the limitation on the use of assets that are subject to the Call Option in the Omnibus Agreement, to the extent the Logistics Entity is not using any portion of the Pipelines or the Tankage (the “Open Assets”) during (x) a Force Majeure event set forth in Section 3 that is specific to DKTS and does not impact third parties generally or (y) the Notice Period set forth in Section 9, the Logistics Entity may provide transportation and/or storage services to third parties on the Open Assets pursuant to one or more third-party agreements without the consent of DKTS, and the Minimum Throughput Commitment and the Storage Fee will be reduced to the extent of such third-party usage as set forth above; provided that such third-party agreements and related services shall terminate following the end of the Force Majeure Period or the restoration of Refinery operations, as applicable.
Section 3.Force Majeure.
(a)In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that (i) prior to the third anniversary of the Original Effective Date, DKTS shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement, (2) for the Storage Fee, and (3) for any Shortfall Payments unless, in the case of (2) and (3), the Force Majeure event is an event that adversely affects the Logistics Entity’s - 12 - ability to perform the services it is required to perform under this Agreement, in which case, as applicable, the Storage Fees shall only be paid to the extent DKTS utilizes the Tankage for the storage of its Crude Oil during the applicable month and instead of Shortfall Payments, Throughput Fees shall only be paid as provided under (i)(1) above, and (ii) from and after the third anniversary of the Original Effective Date, DKTS shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement and (2) for the Storage Fee to the extent DKTS utilizes the Tankage for the storage of its Crude Oil during the applicable month. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). DKTS shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that neither Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Original Effective Date, any suspension of the obligations of the Parties under this Section 3(a) as a result of a Force Majeure event that adversely affects the Logistics Entity’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 3(b).
(b)If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the third anniversary of the Original Effective Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (i) the delivery of the Termination Notice and (ii) the third anniversary of the Original Effective Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After the third anniversary of the Original Effective Date and following delivery of a Termination Notice the Logistics Entity may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to DKTS in order to enter into an agreement to provide any third party the services provided to DKTS under this Agreement; provided, however, that the Logistics Entity shall not have the right to terminate this Agreement for so long as DKTS continues to make Shortfall Payments.
Section 4.Effectiveness and Term.
(a)This Agreement shall have an initial term commencing on the Effective Date and extending through and including June 30, 2031 (the “Initial Term”). Thereafter, DKTS shall have a unilateral option to extend this Agreement for an additional period extending through and including June 30, 2036, on the same terms and conditions set forth herein (the “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for the Renewal Term, DKTS shall notify the Logistics Entity in writing not more than twenty-four (24) months and not less than twelve (12) months prior to the expiration of the Initial Term or the Renewal Term, as applicable.
(b)This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time upon written notice by either Party in the event the other Party commits a material breach of or materially defaults under the terms of this Agreement, and such breach or default is not cured (or a plan to cure such breach or default reasonably satisfactory to the non-breaching or non-defaulting Party has been adopted and is being diligently pursued by the breaching or defaulting Party) within fifteen (15) calendar days after receipt by the breaching Party of written notice from the non-breaching Party of such breach or default.
Section 5.Right to Enter into a New Agreement.
In the event that DKTS fails to exercise its option to extend this Agreement for the Renewal Term, the Logistics Entity shall have the right to negotiate to enter into one or more new pipelines and tankage agreements with one or more third parties to begin after the date of termination, provided that during the period from the date of DKTS’s failure to provide written notice pursuant to Section 4 to the date of termination of this Agreement, DKTS will have the right to enter into a new pipelines and tankage agreement with the Logistics Entity on commercial terms that substantially match the terms upon which the Logistics Entity proposes to enter into an agreement with a third party for similar services with respect to all or a material portion of the Pipelines and the Tankage. In such circumstances, the Logistics Entity shall give DKTS forty-five (45) days prior written notice of any proposed new pipelines and tankage agreement with a third party, and such notice shall inform DKTS of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and DKTS shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or DKTS shall lose the rights specified by this Section 5 with respect to the assets that are the subject of such notice.
Section 6.Notices.
All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:
if to DKTS:

DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel
with a copy, which shall not constitute notice, to:
DK Trading & Supply, LLC
c/o Delek US Holdings, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: President

if to Logistics Entity:
DK Crude Logistics, LLC.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: General Counsel

with a copy, which shall not constitute notice, to:

DK Crude Logistics, LLC.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attn: Senior Vice President

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
Section 7. Deficiency Payments.
(a)As soon as practicable following the end of each calendar month under this Agreement, the Logistics Entity shall deliver to DKTS a written notice (the “Deficiency Notice”) detailing any failure of DKTS to meet its obligations under Section 2(a), Section 2(b) (i), Section 2(b)(ii), Section 2(c), Section 2(d), Section 2(i), Section 2(k), Section 2(l) or Section 8(c) of this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Logistics Entity believes would have been paid by DKTS to the Logistics Entity if DKTS had complied with its obligations under Section 2(a), Section 2 (b)(i), Section 2(b)(ii), Section 2(c), Section 2(d), Section 2(h), Section 2(i), Section 2(k), Section 2(l) and Section 8(c) of this Agreement (the “Deficiency Payment”). DKTS shall pay the Deficiency Payment to the Logistics Entity upon the later of: (i) ten (10) days after its receipt of the Deficiency Notice and (ii) thirty (30) days following the end of the calendar month during which the Deficiency Notice was delivered.
(b)If DKTS disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to the Logistics Entity, a senior officer of DKTS and a senior officer of the Logistics Entity shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of any Deficiency Payment, DKTS and the Logistics Entity shall, within forty-five (45) days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Section 13. During the 60-day period following the receipt of the Deficiency Notice, DKTS shall have the right to inspect and audit the working papers of the Logistics Entity relating to such Deficiency Payment.
(c)If it is determined by arbitration in accordance with Section 13 that DKTS was required to make any or all of the disputed portion of the Deficiency Payment, DKTS shall promptly pay to the Logistics Entity such amount, together with interest thereon from the dated provided in the last sentence of Section 7(a) at the Prime Rate, in immediately available funds.
Section 8.Capabilities of Assets.
(a)Interruption of Service. The Logistics Entity shall use reasonable commercial efforts to minimize the interruption of service on the Pipelines or at the Tankage and shall use its best efforts to minimize the impact of any such interruption on DKTS. The Logistics Entity shall inform DKTS at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service (i) on any Pipeline or (ii) of the Tankage, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions the Logistics Entity is taking to resume full operations, provided that the Logistics Entity shall not have any liability for any failure to notify, or delay in notifying, DKTS of any such matters except to the extent DKTS has been materially damaged by such failure or delay.
(b)Maintenance and Repair Standards. Subject to Force Majeure and interruptions for routine repair and maintenance consistent with industry standards, the Logistics Entity shall maintain (i) the Pipelines with sufficient aggregate capacity to throughput a volume of Crude Oil at least equal to the Minimum Throughput Capacity and (ii) the Tankage with a capacity sufficient to store a volume of Crude Oil at least equal to the Minimum Storage Capacity. The Logistics Entity’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or interruptions for routine repair and maintenance consistent with industry standards that prevent the Logistics Entity from providing the Minimum - 16 - Throughput Capacity or storing the Minimum Storage Capacity. To the extent DKTS is prevented for 30 or more days in any Contract Year from throughputting volumes equal to the full Minimum Throughput Capacity or terminalling volumes equal to the Minimum Storage Capacity for reasons of Force Majeure or other interruption of service affecting the facilities or assets of the Logistics Entity, then DKTS’s Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Minimum Throughput Capacity and the amount that the Logistics Entity can effectively throughput in the Pipelines (prorated for the portion of the Contract Quarter during which the Minimum Throughput Capacity was unavailable), regardless of whether actual throughput prior to the reduction was below the Minimum Throughput Commitment, and/or its Storage Fee shall be reduced by an amount of $0.4167 per barrel (which amount shall be adjusted in accordance with the adjustments to the Storage Fee provided for in Sections 2(c), (k) and (l) above, if applicable, and prorated for the portion of the applicable month during which such storage was unavailable) for each barrel less than the Minimum Storage Capacity that the Logistics Entity is unable to terminal at the Tankage regardless of whether DKTS actually used such storage capacity. At such time as the Logistics Entity is capable of throughputting volumes equal to the full Minimum Throughput Capacity or terminalling volumes equal to the Minimum Storage Capacity, as applicable, DKTS’s obligation to throughput the full Minimum Throughput Commitment and to pay the full Storage Fee shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput of the Pipelines or storage capacity of the Tankage should fall below the Minimum Throughput Capacity or the Minimum Storage Capacity, respectively, then with due diligence and dispatch, the Logistics Entity shall make repairs to the Pipelines and/or the Tankage to restore the capacity of the Pipelines to that required for throughput of the Minimum Throughput Capacity and/or the Tankage to that required for terminalling of the Minimum Storage Capacity (“Restoration”). Except as provided below in Section 8(c), all of such Restoration shall be at the Logistics Entity’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of DKTS, its employees, agents or customers.

(c)Capacity Resolution. In the event of the failure of the Logistics Entity to maintain (i) the Pipelines with sufficient capacity to throughput the Minimum Throughput Capacity or (ii) the Tankage with a capacity sufficient to terminal a volume of Crude Oil at least equal to the Minimum Storage Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by the Logistics Entity to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation and terminal industry standards and shall take into consideration the Logistic Entity’s economic considerations relating to costs of the repairs and DKTS’s requirements concerning its refining and marketing operations. The Logistics Entity shall use commercially reasonable efforts to continue to provide storage and throughput of DKTS’s Crude Oil, to the extent the Pipelines - 17 - and Tankage have capability of doing so, during the period before Restoration is completed. In the event that DKTS’s economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, DKTS may require the Logistics Entity to expedite the Restoration to the extent reasonably possible, subject to DKTS’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited Restoration plan wherein DKTS agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 3(b) above so long as such Restoration is completed with due diligence and dispatch, and DKTS shall pay its portion of the Restoration Cost to the Logistics Entity in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, DKTS shall pay the difference between the actual portion of Restoration costs to be paid by DKTS pursuant to this Section 8(c) and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of the Logistics Entity’s invoice therefor, or, if appropriate, the Logistics Entity shall pay DKTS the excess of the estimate paid by DKTS over the Logistics Entity’s actual costs as previously described within thirty (30) days after completion of the Restoration.
Section 9.Suspension of Refinery Operations
(a)From and after the second anniversary of the Original Effective Date, in the event that the Refining Entity decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, DKTS may provide written notice to the Logistics Entity of DKTS’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Original Effective Date) after DKTS has notified the Logistics Entity of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If DKTS notifies the Logistics Entity, more than two months prior to the expiration of the Notice Period, of the Refining Entity’s intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, DKTS shall remain liable for Deficiency Payments. Subject to Section 9(b), during the Notice Period, the Logistics Entity may terminate this Agreement upon sixty (60) days prior written notice to DKTS in order to enter into an agreement to provide any third party the services provided to DKTS under this Agreement.
(b)If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then DKTS shall remain liable for Deficiency Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. DKTS shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that DKTS shall not have any liability for any failure to notify, or delay in notifying, the Logistics Entity of any such suspension except to the extent the Logistics Entity has been materially damaged by such failure or delay.
(c)In the event the operations of the Refinery are suspended under this Section 9 or as a result of a Force Majeure event, the Logistics Entity shall have the right to provide transportation and storage services to third parties on the terms and conditions set forth in Section 2(q).
Section 10.Regulatory Matters
(a)The Parties are entering into this Agreement in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the services provided hereunder. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.
(b)If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretations is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

(c)If during the Term, the Logistics Entity is required, under Applicable Law, to file one or more tariffs with any Governmental Authority, in order to provide the services provided under this Agreement, DKTS hereby agrees that, if the services to be provided under such tariff or tariffs is provided in conformance with this Agreement, including but not limited to the rates provided hereunder, DKTS will not oppose, or assist any other party in opposing, the filing of such tariff or tariffs.
Section 11.Indemnification
(a)The Logistics Entity shall defend, indemnify and hold harmless DKTS, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “DKTS Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by the Logistics Entity of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Logistics Entity made herein or in connection herewith proving to be false or misleading, (ii) any failure by the Logistics Entity, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any - 19 - property, fine or penalty, any of which is caused by the Logistics Entity, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Crude Oil hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the DKTS Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Logistics Entity’s liability to the DKTS Indemnitees pursuant to this Section 11(a) shall be net of any insurance proceeds actually received by the DKTS Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. DKTS agrees that it shall, and shall cause the other DKTS Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the DKTS Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify the Logistics Entity of all potential claims against any third Person for any such insurance proceeds, and (iii) keep the Logistics Entity fully informed of the efforts of the DKTS Indemnitees in pursuing collection of such insurance proceeds.
(b)DKTS shall defend, indemnify and hold harmless the Logistics Entity, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Logistics Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by DKTS of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of DKTS made herein or in connection herewith proving to be false or misleading, (ii) any failure by DKTS, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by DKTS, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Crude Oil hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Logistics Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, DKTS’s liability to the Logistics Indemnitees pursuant to this Section 11(b) shall be net of any insurance proceeds actually received by the Logistics Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Logistics Entity agrees that it shall, and shall cause the other Logistics Indemnitees to, (i) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Logistics Indemnitees are entitled with respect to or on account of any such damage or injury, (ii) notify DKTS of all potential claims against any third Person for any such insurance proceeds, and (iii) keep DKTS fully informed of the efforts of the Logistics Indemnitees in pursuing collection of such insurance proceeds.
(c)THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 11(a)(iii) AND SECTION 11(b)(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).
Section 12.Limitation on Liability
Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided further that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived under this Section 12, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net of any deductible and premiums paid with respect thereto).
Section 13.Miscellaneous.
(a)Modification; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)Successors and Assigns.
(i)DKTS shall not assign its rights or obligations hereunder without the Logistics Entity’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) DKTS may assign this Agreement without the Logistics Entity’s consent in connection with a sale by the Refining Entity of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of DKTS’s obligations under this Agreement and (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by DKTS in its reasonable judgment; and (2) DKTS shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.
(ii)The Logistics Entity shall not assign its rights or obligations under this Agreement without the prior written consent of DKTS, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) the Logistics Entity may assign this Agreement without such consent in connection with a sale by the Logistics Entity of all or substantially all of the Pipelines and Tankage, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (A) agrees to assume all of the Logistics Entity’s obligations under this Agreement; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Logistics Entity in its reasonable judgment; and (C) is not a competitor of DKTS, as determined by DKTS in good faith; and (2) the Logistics Entity shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.
(iii)Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.
(iv)This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(v)The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, DKTS shall have the option to extend the Term of this Agreement as provided in Section 4, without regard to the notice periods provided in the fourth sentence of Section 4(a). The Logistics Entity shall provide DKTS with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

(d)Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(e)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(f)No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(g)Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(h)Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(i)Arbitration Provision. Any and all Arbitrable Disputes, other than actions seeking solely injunctive relief to prevent immediate harm, shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13(i) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(i) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of DKTS, the Logistics Entity or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within thirty (30) days after the selection of the third arbitrator. DKTS, the Logistics Entity and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.
(j)Confidentiality.
(i)Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 13(j). Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(ii)Required Disclosure. Notwithstanding Section 13(j)(i) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(iii)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 13(j), and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(iv)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(v)Survival. The obligation of confidentiality under this Section 13(j) shall survive the termination of this Agreement for a period of two (2) years.
(k)Audit and Inspection. During the Term, DKTS and its duly authorized agents and/or representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Logistics Entity, or any of the Logistics Entity’s contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within thirty (30) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. The Logistics Entity shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term.
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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

DELEK CRUDE LOGISTICS, LLC

By: /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: Executive Vice President, Chief Financial Officer, and Treasurer

DK TRADING & SUPPLY, LLC

By: /s/ Joseph Israel
Name: Joseph Israel
Title: Executive Vice President, DK & DKL Operations